FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for Fiscal 2009

WEST LAFAYETTE, Ind., January 14, 2010—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the three and twelve months ended September 30, 2009.

 Revenue decreased 9.6% in the fourth quarter of fiscal 2009 to $8.5 million compared to revenue of $9.4 million from continuing operations for the same period in fiscal 2008. Service revenue declined 8.2% to $6.7 million and Product revenue declined 14.3% to $1.8 million. The net loss for the fourth quarter of fiscal 2009 was $1.4 million, or $0.29 per basic and diluted share, compared to a net loss from continuing operations of $0.9 million, or $0.19 per basic and diluted share, for the fourth quarter of fiscal 2008.

Revenue decreased 23.8% in fiscal 2009 to $31.8 million compared to revenue of $41.7 million from continuing operations in fiscal 2008. Service revenue declined 26.4% and Product revenue declined 13.6% from the prior fiscal year to $24.2 million and $7.6 million, respectively. The net loss for fiscal 2009 was $5.5 million, or $1.11 per basic and diluted share, compared to net income from continuing operations of $495,000, or $0.10 per basic and diluted share, for fiscal 2008. Included in the net loss for fiscal 2009 was a non-cash impairment charge of $472,000 eliminating the goodwill of the Company’s UK subsidiary.

The Company discontinued its Phase I clinical trials business in June 2008.  The net loss from discontinued operations in fiscal 2008 was $2.0 million, or $0.40 per basic and diluted share.  This resulted in a net loss from all operations for fiscal 2008 of $1.5 million, or $0.30 per basic and diluted share.

The revenue decline in fiscal 2009 stems mainly from study delays, decreases in new bookings and spending reductions by our customers as part of their overall cost savings initiatives. Although revenues for fiscal 2009 were less than in fiscal 2008, revenues for the second half of the current fiscal year increased approximately 10% over the first half of the current fiscal year.  This increase is the result of increased proposal opportunities and contract acceptances. Selling, general and administrative costs decreased $1.6 million, or 25%, in the second half of the current fiscal year following one-time costs, such as severance for employees, recruiting fees for replacing former officers and marketing and advertising costs associated with our new marketing plan and branding, incurred in the first half of the year.  EBITDA (Earnings Before Interest Taxes Depreciation and Amortization)1  for the second half of the current fiscal year was positive as compared to negative for the first half of the current fiscal year.

The Company negotiated a Fifth Amendment to the Amended and Restated Credit Agreement with PNC Bank, successor by merger to National City Bank, on December 31, 2009.  This Amendment extended the maturity date of the line of credit from December 31, 2009 to January 15, 2010.  On January 13, 2010, the Company entered into a new revolving line of credit agreement with Entrepreneur Growth Capital LLC (EGC) to replace the PNC Bank line of credit.  This agreement expires on January 31, 2011.

Michael Cox, Chief Financial Officer, stated, “The past fiscal year was one of significant change for us, both in our management team and in our operations.  We replaced senior managers in two key positions in the organization. We experienced lower demand for our products and services, high cancellation rates and significant project delays. We believe this was primarily due to the current general economic conditions and the global financial crisis, increased competition, and consolidation of several large pharmaceutical and biotechnology companies, which delayed decisions on research and development spending. Despite these conditions and uncertainties about the level of and delays in spending by pharmaceutical and biotechnology companies, we continue to believe in the fundamentals of the market. For fiscal 2010, we remain focused on maximizing cash flow from operating activities as well as on sales execution, operational performance and building strategic partnerships with pharmaceutical and biotechnology companies.  With the signing of our new revolving line of credit agreement with EGC on January 13, 2010 and the impact of the cost reductions implemented, we project that we will have the liquidity required to meet our fiscal 2010 operations and debt obligations.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

1 EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity.  EBITDA is not intended to represent cash flows for the periods discussed, nor should it be viewed as an alternative to operating income or as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.  Companies calculate EBITDA differently and, therefore, EBITDA as calculated by the Company may not be comparable to EBITDA reported by other companies.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Service revenue	$6,736	$7,268	$24,158	$32,921
Product revenue	1,785	2,116	7,626	8,776
Total revenue	8,521	9,384	31,784	41,697

Cost of service revenue	5,183	5,593	20,959	22,941
Cost of product revenue	788	819	3,221	3,423
Total cost of revenue	5,971	6,412	24,180	26,364

Gross profit	2,550	2,972	7,604	15,333
Operating expenses:
Selling	727	1,271	3,296	3,912
Research and development	170	198	762	781
General and administrative	1,909	2,215	7,674	7,846
Impairment loss	—	—	472	—
Total operating expenses	2,806	3,684	12,204	12,539

Operating income (loss)	(256)	(712)	(4,600)	2,794

Interest expense	(193)	(304)	(1,063)	(1,006)
Other income	—	1	3	35
Income (loss) from continuing operations before income taxes	(449)	(1,015)	(5,660)	1,823

Income taxes (benefit)	967	(84)	(197)	1,328
Net income (loss) from continuing operations	$(1,416)	$(931)	$(5,463)	$495

Discontinued Operations
Loss from discontinued operations before income taxes	$—	$(51)	$—	$(2,811)
Loss on disposal	—	(43)	—	(474)
Tax benefit	—	(58)	—	1,301
Net loss from discontinued operations	$—	$(152)	$—	$(1,984)

Net loss	$(1,416)	$(1,083)	$(5,463)	$(1,489)

Basic net income (loss) per share:
Net income(loss) per share from continuing operations	$(0.29)	$(0.19)	$(1.11)	$0.10
Net loss per share from discontinued operations	—	(0.03)	—	(0.40)
Basic net loss per share	$(0.29)	$(0.22)	$(1.11)	$(0.30)
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.29)	$(0.19)	$(1.11)	$0.10
Net loss per share from discontinued operations	—	(0.03)	—	(0.40)
Diluted net loss per share	$(0.29)	$(0.22)	$(1.11)	$(0.30)

Weighted common shares outstanding:
Basic	4,915	4,914	4,915	4,914
Diluted	4,915	4,914	4,915	4,968

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